Exhibit 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2014

Contact: Paul Richins	July 24, 2014
(801) 566-1200

Salt Lake City, Utah – In the second calendar quarter (2Q) and first half (1H) of 2014, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in income statement results compared to the same time period in the prior calendar year were as follows:
	2Q (April – June)	1H (January – June)
Sales:	+5%	-
Gross Profit:	+5%	+1%
Operating Income:	+9%	+4%
Net Income:	+8%	+4%
Earnings Per Share:	+8%	+3%

UTMD improved profit margins in 2Q 2014 and 1H 2014 compared to 2Q 2013 and 1H 2013:

	2Q 2014 (Apr – Jun)	2Q 2013 (Apr – Jun)	1H 2014 (Jan – Jun)	1H 2013 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	60.5%	60.5%	61.0%	60.5%
Operating Income Margin (operating profits/ sales):	38.7%	37.1%	38.9%	37.3%
Net Income Margin (profit after taxes/ sales):	27.0%	26.3%	27.3%	26.3%

Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; and EURO = Euros.  Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Earnings per share for the most recent twelve months (TTM) were $3.07.  Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes plus interest expense were $18,480.

Income Statement Summary.
Thanks to a strong 2Q 2014 performance including higher sales and improved profit margins, UTMD is on track after the first half of the year to potentially exceed its projection for calendar 2014, as provided in its year-end December 31, 2013 SEC Form 10-K.

Higher total 2Q 2014 sales were achieved despite the lack of any blood pressure monitoring device/ components (BPM) sales by UTMD Ltd (Ireland) to its distributor in China.  BPM sales in 2Q 2013 and 1H 2013 to the China distributor were $396 and $784, respectively (4% of sales in both periods) compared to none in 2014.

The gross profit margin (GPM) improved during 1H 2014 primarily as a result of a more favorable product mix (lack of low margin China BPM sales).  The higher operating income margin (OPM) resulted primarily from UTMD’s own employees managing its Australia distribution operation, instead of a third party in 1H 2013.  The higher net income margin (NPM) was the result of the favorable combination of higher GPM/OPM and a lower income tax rate during 2Q 2014 in the UK, offset by a remeasured EURO currency cash balance translation loss of $71 in the UK (due to the strengthening of the GBP relative to the EURO), which is included in non-operating expense.

Earnings per share (eps) benefited slightly from the open market purchase of about one-half percent of outstanding shares during 2Q 2014.

Sales.  U.S. domestic sales were 6% higher in 2Q 2014 than in 2Q 2013, bringing domestic sales to 1% higher in 1H 2014 than in 1H 2013, after the previous weak 1Q 2014.  Sales of Femcare’s Filshie Clip System devices to CooperSurgical Inc. for distribution in the U.S. were 15% higher in 2Q 2014 compared to 2Q 2013, and 12% higher in 1H 2014 compared to 1H 2013. Filshie Clip System sales to Cooper were 24% of total domestic sales in both 2Q 2014 and 1H 2014 compared to 22% in both 2Q 2013 and 1H 2013.

International sales in 2Q 2014 were 4% higher than in 2Q 2013, and 2% lower in 1H 2014 than in 1H 2013.  International sales in 1H 2014 were only $168 lower than in 1H 2013 despite the loss of $784 in BPM sales to China. International sales were 51% of total consolidated 2Q 2014 and 1H 2014 sales.  UK subsidiary sales were 44% of total international sales in 2Q 2014, and 46% in 1H 2014.  Australia subsidiary sales were 15% of total international sales in both 2Q 2014 and 1H 2014.  Ireland subsidiary sales were 16% of total international sales in 2Q 2014, and 14% in 1H 2014.

International consolidated sales were helped by a weaker USD relative to the GBP and EURO, and hurt by a stronger USD relative to the AUD. The GBP was about 9% stronger in the 2Q and about 8% stronger for the 1H compared to the prior year. The Euro was about 5% stronger in both the 2Q and the 1H.  In contrast, The AUD was about 6% weaker in the 2Q and about 10% weaker for the 1H.

In product categories, 2Q 2014 blood pressure monitoring device/ components (BPM) sales were down 11%, neonatal device sales were up 17%, gynecology/ electrosurgery device sales were up 9% and obstetrics device sales were down 5% compared to 2Q 2013.  For 1H 2014 compared to 1H 2013 global sales in product categories, BPM sales were down 19%, neonatal device sales were down 2%, gynecology/ electrosurgery device sales were up 7% and obstetrics device sales were down 4%.

Gross Profit.  UTMD’s consolidated GPM, gross profits divided by sales, was 60.5% in both 2Q 2014 and 2Q 2013.  The GPM in 1H 2014 was 61.0% compared to 60.5% in 1H 2013.

Operating Income. UTMD’s 2Q and 1H 2014 OPM, operating income divided by sales, was 38.7% and 38.9% respectively, compared to 37.1% and 37.3% in the same periods of 2013. Excluding the amortization of Femcare identifiable intangible assets (IIA), consolidated operating expenses in 2Q 2014 were $104 lower than in 2Q 2013, and $333 lower in 1H 2014 than in 1H 2013.  The amortization expense of IIA was $59 higher in 2Q 2014 compared to 2Q 2013, and $102 higher in 1H 2014 compared to 1H 2013, because of the weaker USD.  (Amortization expense in GBP was the same in both periods.)  In contrast to the positive impact on sales, the currency exchange resulting from a weaker USD relative to the GBP and EURO had a negative impact on consolidating operating expenses from UTMD’s UK and Ireland subsidiaries.

The 2Q decline in operating expenses was due to $135 lower operating expenses in Australia as a result of setting up the Company’s own facility and management near the end of 2013.  Australia operating expenses were $326 lower in 1H 2014 compared to 1H 2013.  In summary, the higher OPM in 2014 was due to 1) GPM consistent with the prior year, and 2) improved productivity of operating resources in Australia.

Earnings before Tax (EBT).  Compared to 2Q 2013, 2Q 2014 EBT improved as a result of $489 higher sales, consistent GPM, and $346 higher operating income. Although 2Q 2014 interest expense was $35 lower than in 2Q 2013 due to UTMD’s declining debt balance, total 2Q 2014 non-operating expenses were $43 higher than in 2Q 2013.  This was due to recognizing a subsidiary net currency translation loss on EURO cash balances in the UK and GBP cash balances in Ireland of $71, which resulted from a stronger GBP relative to the EURO. Interest expense in 1H 2014 was $70 lower than in 1H 2013, but total non-operating expenses were $2 higher because of the currency translation loss.  In summary, 2Q and 1H 2014 EBT margins were 37.5% and 38.0%, respectively, compared to 36.3% and 36.4% in the same periods of 2013.

Net Income. UTMD’s net income increased 8% in 2Q 2014 and 4% in 1H 2014 compared to the same periods in the prior year. Although diluted by the amortization of intangible assets and interest expense on debt assumed in completing the Femcare acquisition, 2Q 2014 and 1H 2014 net profit margins (NPMs), net income divided by sales, improved to 27.0% in 2Q 2014 and 27.3% in 1H 2014, compared to 26.3% in both 2Q and 1H 2013. UTMD’s average income tax provision rate was 27.9% of EBT in 2Q 2014 and 28.0% in 1H 2014, compared to 27.4% in 2Q 2013 and 27.6% in 1H 2013.  As of April 1, 2014, the UK corporate income tax rate was reduced to 21% from 23%.  The provision rates were about the same in 2014 and 2013 despite the lower 2Q rate in the UK because in the U.S., Congress has not extended the R&D tax credit which expired at the end of 2013.

Earnings per share (EPS).  2Q 2014 EPS increased 5.3 cents (8%) compared to 2Q 2013 as a result of the higher sales and improved profit margins. For 1H 2014, EPS increased 4.4 cents (3%) compared to 1H 2013. Diluted shares outstanding used to calculate 2Q 2014 EPS increased to 3,774,680 from 3,769,588 in 2Q 2013.  The increase was mitigated by UTMD’s repurchase of 17,344 of its shares in the open market during 2Q 2014 at an average cost, including commissions and fees, of $47.18 per share ($818 total). The Company did not repurchase any of its shares in 2Q or 1H 2013.  Diluted shares used to calculate 1H 2014 EPS increased to 3,778,395 from 3,763,834 in 1H 2013. The net increase in both 2Q and 1H periods were due to a higher average share price in the stock market during 2014 compared to the prior year, and exercises of employee/ director options. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2Q 2014 was $51.44 compared to $57.16 at the end of calendar year 2013, and $54.30 at the end of 2Q 2013.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2014 and 1H 2014 consolidated earnings before taxes plus interest expense were $4,875 and $9,588 respectively. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2013 and 1H 2013 consolidated earnings before taxes plus interest expense were $4,535 and $9,245 respectively.

UTMD’s June 30, 2014 balance sheet compared with its December 31, 2013 balance sheet demonstrates continued strengthening. Debt incurred in March 2011 to help finance the Femcare acquisition was $26,934. As of June 30, 2014, the remaining debt balance was $7,239. UTMD has repaid 73% of the acquisition debt. 1H 2014 capital expenditures were $836, higher than depreciation of fixed assets by $525 because of the purchase of a new facility in Australia. In spite of the increase in capital spending, $818 in share repurchases and $938 payment of cash dividends to shareholders, UTMD’s working capital, excluding the current portion of notes payable, increased $1,977, including a $1,538 increase in cash and investments, from the end of 2013.

Key balance sheet changes as of June 30, 2014 from the end of 2013:
[Million $$]
Cash & Investments:	+1.5
Receivables & Inventory:	+1.7
Intangible Assets (net):	(0.1)
Total Current Liabilities:	+1.2
Notes Payable:	(1.9)
Shareholders’ Equity:	+3.6

Financial ratios as of June 30, 2014 follow:
1)  Current Ratio (including the current portion of loans) = 3.1
2)  Days in Receivables (based on 2Q sales activity) = 40
3) Average Inventory Turns (based on 2Q CGS) = 3.1
4) Year-to-Date ROE = 18% (prior to dividend payments)
        = 12% (after accrual of shareholder dividends)

UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 24,557 in 2Q 2014 compared to 44,511 in 2Q 2013, and 28,487 in 1H 2014 compared to 45,567 in 1H 2013.  The actual number of outstanding shares at the end of 2Q 2014 was 3,742,200 which included 2Q 2014 employee option exercises of 5,544 shares.  The total number of outstanding unexercised options at June 30, 2014 was 108,100 shares at an average exercise price of $35.68/ share, including shares awarded but not vested.  This compares to 109,400 option shares outstanding at the end of 2Q 2013 at an average exercise price of $27.01/ share. During 2Q 2014, a total of 39,000 option shares were awarded to 70 employees at an average exercise price of $49.22.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD’s public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2014 will be filed with the SEC by August 11.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2014	2Q 2013	Percent Change
Net Sales	$10,491	$10,002	+4.9%
Gross Profit	6,349	6,048	+5.0%
Operating Income	4,062	3,715	+ 9.3%
Income Before Tax	3,930	3,627	+ 8.4%
Net Income	2,834	2,632	+ 7.6%
Earnings Per Share	$0.751	$0.698	+ 7.5%
Shares Outstanding (diluted)	3,775	3,770

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2014	1H 2013	Percent Change
Net Sales	$20,318	$20,376	(0.3%)
Gross Profit	12,399	12,329	+0.6%
Operating Income	7,905	7,605	+4.0%
Income Before Tax	7,712	7,414	+ 4.0%
Net Income	5,556	5,368	+ 3.5%
Earnings Per Share	$1.470	$1.426	+ 3.1%
Shares Outstanding (diluted)	3,778	3,764

BALANCE SHEET
(in thousands)	(unaudited) JUN 30, 2014	(unaudited) MAR 31, 2014	(audited) DEC 31, 2013	(unaudited) JUN 30, 2013
Assets
Cash & Investments	$15,990	$15,089	$14,451	$11,437
Accounts & Other Receivables, Net	5,447	5,075	4,335	5,673
Inventories	5,301	5,292	4,704	4,367
Other Current Assets	679	876	796	812
Total Current Assets	27,417	26,332	24,286	22,289
Property & Equipment, Net	8,875	8,904	8,330	8,155
Intangible Assets, Net	48,000	47,658	48,095	45,985
Total Assets	$84,292	$82,894	$80,711	$76,429

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$4,713	$4,478	$3,559	$4,773
Current Portion of Notes Payable	4,136	4,068	4,052	3,834
Total Current Liabilities	8,849	8,546	7,611	8,607
Notes Payable (excluding current portion)	3,102	4,067	5,065	6,709
Deferred Tax Liability – Intangible	6,414	6,394	6,510	7,583
Deferred Revenue and Income Taxes	960	949	944	889
Shareholders’ Equity	64,967	62,938	60,581	52,641
Total Liabilities & Shareholders’ Equity	$84,292	$82,894	$80,711	$76,429